Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	August 1, 2003 through August 31, 2003
Payment Date	August 25, 2003

Aggregate Amount Collected for the Collection Period

Interest	$3,396,681.22
Principal Collections	$60,146,832.02
Substitution Amounts	$—
Additional Draws	$32,939,878.40

Application of Collected Amounts

Applied in the following order of priority:			Factor per Thousand
(i)	Enhancer Premium	$150,000.00
(ii)	Noteholder’s Interest	$1,591,333.33	1.326111111
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$506,354.99
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$103,348,116.90
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$506,354.99

Balances			Percentage Interest

Beginning Note Balance		$1,200,000,000.00	105.37%
Ending Note Balance		$1,096,651,883.20	98.65%
	Change	$103,348,116.80
Beginning Excluded Amount		$—
Ending Ecluded Amount		$—
	Change	$—
Beginning Pool Balance		$1,138,862,086.91
Ending Pool Balance		$1,111,651,883.20
	Change	$27,210,203.71
Beginning Principal Balance		$1,138,862,086.91
Ending Principal Balance		$1,111,651,883.20
	Change	$27,210,203.71
Beginning Additional Balance Increase		$—	0.00%
Ending Additional Balance Increase		$—	0.00%
	Change	$—

Delinquencies

	#	$

Two statement cycle dates:	18	$847,913.02
Three statement cycle dates:	6	$224,420.95
Four statement cycle dates:	3	$95,936.83
Five statement cycle dates:	2	$39,218.93
Six statement cycle dates:	—	$—
Seven + statement cycle dates:	—	$—
Foreclosures	—	$—
REO	—	$—
Liquidation Loss Amount	—	$3,250.09

Additional Information

Net WAC Rate	3.12%
Overcollateralization Target	$15,000,000.00
Overcollateralization Amount	$15,000,000.00
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	47.855%
Net CPR (1 mo. Annualized)	25.190%
Draw Rate (1 mo. Annualized)	29.684%
WAM	222.10
AGE	11.39

WACHOVIA BANK, NATIONAL ASSOCIATION as Administrator